Exhibit 99.1

Kezar Confirms Receipt of Unsolicited, Non-Binding Acquisition Proposal

SOUTH SAN FRANCISCO, Calif., October 10, 2024— Kezar Life Sciences, Inc. (“Kezar” or the “Company”) (Nasdaq: KZR), a clinical-stage biotechnology company developing a novel small molecule to treat unmet needs in immune-mediated diseases, today announced that it has received an unsolicited, non-binding proposal from Concentra Biosciences, LLC (“Concentra”), a Delaware limited liability company, to acquire all of the outstanding shares of common stock of Kezar for cash consideration of $1.10 per share, plus a contingent value right that represents the right to receive 80% of the net proceeds from any out-license or disposition of Kezar’s development programs or intellectual property.

According to a Schedule 13D filed on October 8, 2024, with the U.S. Securities and Exchange Commission (the “SEC”) disclosing Concentra’s proposal, Tang Capital Management, LLC (“Tang Capital”) is the controlling stockholder of Concentra, and Tang Capital beneficially owns approximately 9.9% of the Company’s outstanding common stock.

Consistent with its fiduciary duties, Kezar’s Board and management team will carefully evaluate the non-binding proposal to determine the course of action that it believes is in the best interest of the Company and all Kezar stockholders and respond appropriately.

Kezar stockholders do not need to take any action at this time.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “can,” “should,” “expect,” “believe,” “potential,” “anticipate” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause actual future events or results to differ materially from those expressed or implied by the forward-looking statements. There can be no assurance that the non-binding proposal will result in a formal offer or that any such offer will ultimately result in a completed transaction. Readers are cautioned not to put undue reliance on forward-looking statements. Many factors may cause differences between current expectations and actual events and results, including those factors that are discussed in Kezar’s filings with the SEC, including the “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor and Media Contact:

Gitanjali Jain
Senior Vice President, Investor Relations and External Affairs

Kezar Life Sciences, Inc.

gjain@kezarbio.com